Exhibit 3.1

SECOND AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF

WRAP TECHNOLOGIES, INC.

Pursuant to Article Seven of the Amended and Restated Certificate of Incorporation of Wrap Technologies, Inc., a Delaware corporation (the “Company”), Article XIV of the Amended and Restated Bylaws of the Company (as amended, the “Bylaws”), and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Company are hereby amended as follows:

Section 11 of Article II of the Bylaws is hereby deleted in its entirety and replaced with the following Bylaw:

“SECTION 11. VOTING OF SHARES. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article II, Section 7 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Except as may be otherwise provided in the Amended and Restated Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of the stockholders.. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the votes cast by the stockholders of such class or series or classes or series present in person or represented by proxy at the meeting, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall be the act of such class or series or classes or series, except as otherwise provided by law, the Amended and Restated Certificate of Incorporation, these Bylaws, or the rules and regulations of any applicable stock exchange.”

IN WITNESS WHEREOF, this Second Amendment to the Amended and Restated Bylaws of Wrap Technologies, Inc. is executed on November 5, 2025.

/s/ Scot Cohen
Name:	Scot Cohen
Title:	Chief Executive Officer